RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             AMERICAN STANDARD INC.



         AMERICAN STANDARD INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
         1. The name of the Corporation is American Standard Inc. The name under which the Corporation was originally incorporated is American Radiator & Standard Sanitary Corporation. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware is March 26, 1929.

         2. At a meeting duly held on May 4, 1995, the Board of Directors of the Corporation adopted a resolution authorizing the amendment and restatement of the Corporation's Restated Certificate of Incorporation as set forth herein in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. In lieu of a meeting and vote of the stockholders of the Corporation, the Corporation's sole stockholder, by written consent dated May 4, 1995, approved the amendment and restatement of the Corporation's Restated Certificate of Incorporation and the taking of the actions contemplated thereby, and such consent was filed with the minutes of the proceedings of stockholders of the Corporation.

         3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation amends and restates the provisions of the Restated Certificate of Incorporation of the Corporation as heretofore in effect. The amendments have the effect of (i) providing a broader statement of the business and purposes of the Corporation;
(ii) classifying the Board of Directors; and (iii) making such other changes as are proper under the General Corporation Law of the State of Delaware and deemed necessary or appropriate by the Board of Directors.

     4. The text of the Restated Certificate of Incorporation as heretofore amended is hereby amended and restated to read in its entirety as follows:
FIRST:  The  name  of the  Corporation  is  AMERICAN  STANDARD  INC.SECOND:  The
Corporation's registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle; and the name IN WITNESS WHEREOF, American Standard Inc. has caused this certificate to be signed by Richard A. Kalaher its Vice President, General Counsel and Secretary and attested by Frederick C. Paine its Assistant Secretary, this ___th day of May, 1995.

                                                          AMERICAN STANDARD INC.



                                              By: ______________________________
                                                         Vice President, General
                                                           Counsel and Secretary


ATTEST:


By: ________________________________
                  Assistant Secretary